UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2013

ALLIANCE HEALTHCARE SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-16609	33-0239910
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

(Address of principal executive offices, including zip code)

(949) 242-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a – 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:	Entry Into a Material Definitive Agreement.

On June 3, 2013, Alliance HealthCare Services, Inc. (the “Company,” “we,” “us”) replaced our existing credit facility with a new senior secured credit agreement with Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the other lenders party thereto (the “New Credit Agreement”). The New Credit Agreement consists of (i) a $340 million, six-year term loan facility, (ii) a $50 million, five-year revolving loan facility, including a $20 million sublimit for letters of credit, (iii) uncommitted incremental loan facilities of $100 million of revolving or term loans, plus an additional amount if our pro forma leverage ratio is less than or equal to 3.25, subject to receipt of lender commitments and satisfaction of specified conditions, and (iv) an $80 million delayed draw term loan facility, which must be drawn within 30 days of June 3, 2013.

Upon the draw of the delayed draw term loan facility, the proceeds of which are required to be used to redeem our 8.0% Senior Notes due 2016 (the “Notes”), such term loans will convert into, and match the terms of, the existing term loan facility. If any of our Notes remain outstanding on September 1, 2016, then the maturity date of all loans under the New Credit Agreement will be September 1, 2016. As previously disclosed, on June 3, 2013, we called for redemption $80 million in principal amount of our Notes pursuant to the terms of the indenture governing the Notes. The redemption will take place on July 3, 2013, in advance of which we expect to draw the full amount of the delayed draw term loan facility.

Borrowings under the New Credit Agreement bear interest through maturity at a variable rate based upon, at our option, either LIBOR or the base rate (which is the highest of the administrative agent’s prime rate, one-half of 1.00% in excess of the overnight federal funds rate, and 1.00% in excess of the one-month LIBOR rate), plus, in each case, an applicable margin. With respect to the term loan facilities, the applicable margin for LIBOR loans is 3.25% per annum, and with respect to the revolving loan facilities, the applicable margin for LIBOR loans ranges, based on the applicable leverage ratio, from 3.00% to 3.25% per annum, in each case, with a LIBOR floor of 1.00%. The applicable margin for base rate loans under the term loan facilities is 2.25% per annum and under the revolving loan facility ranges, based on the applicable leverage ratio, from 2.00% to 2.25% per annum. Prior to the refinancing of the term loan facilities, the applicable margin for base rate loans was 4.25% per annum and the applicable margin for revolving loans was 5.25% per annum, with a LIBOR floor of 2.00%. We are required to pay a commitment fee which ranges, based on the applicable leverage ratio, from 0.375% to 0.50% per annum on the undrawn portion available under the revolving loan facility and variable per annum fees in respect of outstanding letters of credit.

During the first five and three-quarter years after the closing date, assuming that we draw the full amount of the delayed draw term loan facility, we will be required to make quarterly amortization payments of the term loans in the amount of $1.05 million. We are also required to make mandatory prepayments of term loans under the New Credit Agreement, subject to specified exceptions, from excess cash flow, and with the proceeds of asset sales, debt issuances and specified other events.

Our obligations under the New Credit Agreement will be guaranteed by substantially all of our direct and indirect domestic subsidiaries. The obligations under the New Credit Agreement and the guarantees are secured by a lien on substantially all of our tangible and intangible property, and by a pledge of all of the shares of stock and limited liability company interests of our direct and indirect domestic subsidiaries, of which we now own or later acquire more than a 50% interest, subject to limited exceptions.

In addition to other covenants, the New Credit Agreement places limits on our and our subsidiaries’ ability to declare dividends or redeem or repurchase capital stock, prepay, redeem or purchase debt, incur liens and engage in sale-leaseback transactions, make loans and investments, incur additional indebtedness, amend or otherwise alter debt and other material agreements, engage in mergers, acquisitions and asset sales, transact with affiliates and alter the business conducted by us and our subsidiaries.

The New Credit Agreement also contains a leverage ratio covenant requiring us to maintain a maximum ratio of consolidated total debt to consolidated adjusted EBITDA less non-controlling interest expense that ranges from 4.95 to 1.00 to 4.30 to 1.00. For the quarter ending June 30, 2013, the New Credit Agreement requires a maximum leverage ratio of not more than 4.95 to 1.00. The New Credit Agreement eliminated the interest coverage ratio covenant to which we were subject prior to the refinancing. Our failure to comply with the covenants in the New Credit Agreement could permit the lenders under the New Credit Agreement to declare all amounts borrowed under the new credit agreement, together with accrued interest and fees, to be immediately due and payable, and to terminate all commitments under the New Credit Agreement.

The New Credit Agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2013.

Item 2.03:	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2013

/s/ Howard K. Aihara
	Name:	Howard K. Aihara
	Title:	Executive Vice President and Chief Financial Officer